Exhibit 99

Journal Communications Reports Second Quarter 2013 Results

Second Quarter 2013 compared to Second Quarter 2012:

  Revenue of $101.2 million, up 6.0%
  Broadcast revenue up 15.3% , up 6.1% on a same-station basis and excluding political revenue
  Political revenue of $0.3 million compared to $5.7 million
  Daily newspaper retail advertising revenue up 2.8%
  Publishing revenue down 6.5%, down 0.5% excluding northern Wisconsin community publications sold in December 2012
  Operating earnings of $13.1 million, down 2.6% primarily due to lower political revenue
  Closed on acquisition of WNOX-FM in Knoxville, Tennessee for $5.96 million in cash
  Diluted EPS of $0.13 in both years

MILWAUKEE--(BUSINESS WIRE)--July 31, 2013--Journal Communications, Inc. (NYSE:JRN) today announced results for its second quarter ended June 30, 2013.

“Journal Communications had a solid second quarter, driven by revenue gains in our broadcast group, as well as improving advertising revenue trends in publishing. Total revenue of $101.2 million was up 6% year over year,” said Steven J. Smith, Chairman and CEO of Journal Communications. “Operating earnings decreased 2.6% as lower political revenue offset operating earnings increases in broadcast, driven by NewsChannel 5 in Nashville, as well as higher earnings at our daily newspaper.”

“Within the Broadcast group, we continue to see core revenue growth. On a same-station basis and excluding political advertising, revenue was up 6%, with television up 7% and radio up 5%.”

“On the publishing side of the business, we continue to align costs with revenue. An emphasis on cost savings, coupled with improved revenue, drove second quarter operating earnings for the Milwaukee Journal Sentinel of $2.7 million, up nearly 36% year over year.”

Second Quarter 2013 Results

Note that unless otherwise indicated, all comparisons are to the second quarter ended June 24, 2012. Same-station comparisons exclude the operations of NewsChannel 5 in Nashville, Tennessee, which we purchased in December 2012.

For the second quarter, revenue of $101.2 million increased 6.0% and operating earnings of $13.1 million decreased 2.6%. Net earnings were $6.6 million, a decrease of 13.3%.

In the second quarter, basic and diluted net earnings per share of class A and B common stock were $0.13 in both years.

The operating margin was 13.0% for the second quarter compared to 14.1%. Adjusted EBITDA, as defined in Table 4, was $20.4 million, a decrease of 1.6% from $20.7 million.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the second quarters of 2013 and 2012 (dollars in millions).

	Q2	Q2%
	2013	2012	Change
Revenue:
Broadcasting	$62.9	$54.5	15.3
Publishing	38.4	41.1	(6.5)
Corporate eliminations	(0.1)	(0.1)	(3.4)
Total Revenue	$101.2	$95.5	6.0

Operating earnings (loss):
Broadcasting	$12.3	$13.1	(6.1)
Publishing	3.1	2.4	27.0
Corporate	(2.3)	(2.0)	(9.5)
Total operating earnings	$13.1	$13.5	(2.6)

For the second quarter, total expenses of $88.1 million increased 7.4% compared to $82.0 million, driven by the acquisition of NewsChannel 5 in Nashville.

Broadcasting

For the second quarter, broadcasting revenue increased 15.3% to $62.9 million, or 6.1% on a same-station basis, excluding political. Total broadcast political advertising revenue decreased 94.3% to $0.3 million, compared to $5.7 million. Local advertising revenue, excluding political, was up 25.7%, or 6.0% on a same-station basis. National advertising revenue, excluding political, increased 23.3%, and declined 1.8% on a same-station basis. Retransmission revenue increased 103.3% to $5.5 million, or 51.7% on a same-station basis. Broadcasting operating earnings of $12.3 million decreased 6.1%, and 37.8% on a same-station basis, excluding acquisition costs, both due to the loss of high-margin political revenue in 2013.

Television

Revenue from television stations for the second quarter increased 22.5% to $43.0 million, or 6.9% on a same-station basis, excluding political. Television political advertising revenue was $0.2 million compared to $5.2 million. Local advertising revenue, excluding political, increased 43.2%, or 6.8% on a same-station basis, primarily due to an increase in automotive advertising. National advertising revenue, excluding political, increased 31.0%, and declined 1.0% on a same-station basis, primarily due to decreases in media and restaurant advertising. Operating earnings from television stations were $8.5 million, a decrease of 2.2%, or a decrease of 48.2% on a same-station basis, excluding acquisition costs, both due to the loss of high-margin political revenue in 2013. Television operating expenses increased 30.6%, or 4.9% on a same-station basis, excluding acquisition costs, primarily due to increases in network fees and employee-related costs.

Radio

For the second quarter, revenue from radio stations increased 2.3% to $19.9 million, or 4.7% excluding political revenue. Radio political advertising revenue was $0.1 million, compared to $0.5 million. Local advertising revenue, excluding political, increased 5.0%, primarily due to an increase in retail advertising. National advertising revenue, excluding political, decreased 4.9% to $1.8 million, primarily due to a decrease in media advertising. Operating earnings from radio stations were $3.8 million compared to $4.4 million, a decrease of 13.8% or a decrease of 19.0% excluding acquisition costs in both years. Radio operating expenses increased 7.1%, or 9.3% excluding acquisition costs in both years, primarily due to employee-related expense increases and the impact of credits received from an industry-wide music licensing fee settlement in 2012.

Publishing

For the second quarter, publishing revenue decreased 6.5% to $38.4 million, or 0.5% excluding the sale of the northern Wisconsin community publications in December 2012. Operating earnings from publishing were $3.1 million, an increase of 27.0%. Total newsprint and paper expense of $3.9 million decreased 7.2% driven mainly by a reduction in newsprint consumption.

Daily Newspaper

Revenue at the daily newspaper for the second quarter decreased 1.9% to $34.6 million. Total advertising revenue of $18.7 million increased 0.6%. Retail advertising revenue increased 2.8% due to successful programs that have grown share with local advertisers. Classified advertising revenue decreased 5.4% driven by a decrease in employment and automotive advertising. Digital advertising revenue of $3.3 million increased 10.7%, primarily due to an increase in sponsorship revenue. Circulation revenue of $11.9 million was down 5.4% driven by volume declines. Other revenue of $3.9 million decreased 2.4%. Operating earnings from the daily newspaper were $2.7 million, an increase of 35.7%, primarily due to lower depreciation expense and employee-related costs. Daily newspaper operating expenses decreased 4.1%.

Community Newspapers

Community newspapers revenue for the second quarter decreased 34.1% to $3.8 million, primarily due to the sale of the northern Wisconsin community publications in December 2012. Excluding revenue of $2.5 million related to the northern Wisconsin community publications in 2012, revenue increased by 13.8%, driven by commercial print revenue from the northern Wisconsin publications that we continue to print following the sale. Operating earnings from community newspapers and shoppers were $0.4 million in both years. Operating expenses declined to $3.5 million compared to $5.4 million as a result of the divestiture.

Corporate

The operating loss for the second quarter was $2.3 million compared to $2.0 million.

Non-Operating Items

For the second quarter, other expense, which primarily consists of interest expense, was $2.1 million compared to $0.7 million. The increase in interest expense was driven by an increase in average borrowings for the quarter as the result of the Nashville NewsChannel 5 acquisition in December 2012.

The second quarter effective tax rate was 40.1% compared to 40.5%.

Notes Payable to Banks and Cash Flows

At the end of the second quarter, total debt was $231.4 million. Of the $231.4 million debt, $215.5 million was drawn on our senior secured credit facilities and an additional $15.9 million was outstanding in unsecured subordinated notes payable to the former holders of our class C shares. Year-to-date through the second quarter, we reduced our total debt by $14.6 million as compared to the 2012 year-end, after funding the acquisition of WNOX-FM in Knoxville, Tennessee. Our consolidated funded debt ratio, as defined in our credit agreement, was 2.28-to-1. Year-to-date cash from operating activities was $25.2 million compared to $27.2 million due to a decrease in net earnings. Year-to-date capital expenditures were $5.6 million compared to $5.1 million.

Third Quarter 2013 Outlook

In the third quarter of 2013, on a same-station basis excluding political, Olympic and retransmission revenue, we expect total broadcast revenue to be up in the mid-single digits as compared to the third quarter of 2012. This outlook excludes any potential negative impact of the Time Warner Cable negotiations. In publishing, excluding the northern Wisconsin community publications, we anticipate revenue declines in the low-single digits as compared to the third quarter of 2012.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (877) 280-4960 (domestic) or (857) 244-7317 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 19642190. A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through August 7, 2013. Replays of the conference call will also be available through August 7, 2013. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 45837849. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate 15 television stations and 35 radio stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our digital media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, changes in advertising demand or the buying strategies of advertisers or the migration of advertising to the internet; changes in newsprint prices and other costs of materials; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts; the availability of quality broadcast programming at competitive prices; changes in network affiliation agreements, including increased costs as networks seek a greater share of retransmission revenue; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts; and the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

Tables Follow

								Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)				Two Quarters (B)
	2013		2012	% Change	2013		2012	% Change

Revenue:
Broadcasting	$62,904		$54,542	15.3	$121,074		$98,916	22.4
Publishing	38,398		41,053	(6.5)	74,978		79,074	(5.2)
Corporate eliminations	(91)		(88)	(3.4)	(145)		(217)	33.2
Total revenue	101,211		95,507	6.0	195,907		177,773	10.2

Operating costs and expenses:
Broadcasting	29,976		22,970	30.5	58,178		45,396	28.2
Publishing	25,249		26,354	(4.2)	50,302		52,506	(4.2)
Corporate eliminations	(88)		(88)	-	(142)		(217)	34.6
Total operating costs and expenses	55,137		49,236	12.0	108,338		97,685	10.9

Selling and administrative expenses	32,962		32,811	0.5	66,001		60,888	8.4
Total operating costs and expenses and selling and administrative expenses	88,099		82,047	7.4	174,339		158,573	9.9

Operating earnings	13,112		13,460	(2.6)	21,568		19,200	12.3

Other income and (expense):
Interest income	-		6		-		11
Interest expense	(1,907)		(684)		(4,040)		(1,417)
Other	(188)		-		(188)		-
Total other income and (expense)	(2,095)		(678)	U	(4,228)		(1,406)	U

Earnings from continuing operations before income taxes	11,017		12,782	(13.8)	17,340		17,794	(2.6)

Provision for income taxes	4,416		5,171	(14.6)	6,946		7,264	(4.4)

Net earnings	$6,601		$7,611	(13.3)	$10,394		$10,530	(1.3)

Weighted average number of shares-Class A and B common stock:
Basic	50,246,867		50,022,960		50,188,007		50,189,905
Diluted	50,462,970	#	50,022,960		50,437,111	#	50,189,905

Weighted average number of shares-Class C common stock	-		3,264,000		-		3,264,000

Net earnings per share:
Basic - Class A and B common stock:	$0.13		0.13		$0.21		0.18
Diluted - Class A and B common stock:	$0.13		0.13		$0.21		0.18
Basic and diluted - Class C common stock:	$-		0.28		$-		0.46

# The two-class method of diluted EPS is no longer applicable in the second quarter and two quarters ended of 2013, therefore the impact of non-vested restricted shares is included in diluted weighted average shares.

(A) 2013 second quarter: April 1, 2013 to June 30, 2013
2012 second quarter: March 26, 2012 to June 24, 2012
(B) 2013 two quarters: December 31, 2012 to June 30, 2013
2012 two quarters: December 26, 2011 to June 24, 2012
U Greater than 100% unfavorable variance

							Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Second Quarter (A)			Two Quarters (B)
	2013	2012	% Change	2013	2012	% Change
Revenue
Broadcasting	$62,904	$54,542	15.3	$121,074	$98,916	22.4
Publishing	38,398	41,053	(6.5)	74,978	79,074	(5.2)
Corporate eliminations	(91)	(88)	(3.4)	(145)	(217)	33.2
	$101,211	$95,507	6.0	$195,907	$177,773	10.2

Operating earnings (loss)
Broadcasting	$12,327	$13,129	(6.1)	$21,848	$19,838	10.1
Publishing	3,065	2,413	27.0	3,938	3,157	24.7
Corporate	(2,280)	(2,082)	(9.5)	(4,218)	(3,795)	(11.1)
	$13,112	$13,460	(2.6)	$21,568	$19,200	12.3

Depreciation and amortization
Broadcasting	$3,903	$3,293	18.5	$7,860	$6,377	23.3
Publishing	1,738	2,434	(28.6)	3,485	4,906	(29.0)
Corporate	173	166	4.2	345	331	4.2
	$5,814	$5,893	(1.3)	$11,690	$11,614	0.7

(A) 2013 second quarter: April 1, 2013 to June 30, 2013
2012 second quarter: March 26, 2012 to June 24, 2012
(B) 2013 two quarters: December 31, 2012 to June 30, 2013
2012 two quarters: December 26, 2011 to June 24, 2012

									Table No. 3
Journal Communications, Inc.
Broadcasting and Publishing Segment Information (unaudited)
(dollars in thousands)

	Second Quarter of 2013 (A)			Second Quarter of 2012 (B)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$43,049	$19,855	$62,904	$35,138	$19,404	$54,542	22.5	2.3	15.3

Operating earnings	$8,509	$3,818	$12,327	$8,698	$4,431	$13,129	(2.2)	(13.8)	(6.1)

Publishing:
	Daily	Community		Daily	Community		% Change	% Change	% Change
	Newspaper	Newspapers	Total	Newspaper	Newspapers	Total	Daily	CN	Total
Advertising revenue:
Retail	$14,704	$1,670	$16,374	$14,302	$3,784	$18,086	2.8	(55.9)	(9.5)
Classified	3,344	498	3,842	3,536	764	4,300	(5.4)	(34.8)	(10.7)
National	669	-	669	768	-	768	(12.9)	N/A	(12.9)
Direct Marketing	7	-	7	9	-	9	(22.2)	N/A	(22.2)
Total advertising revenue	18,724	2,168	20,892	18,615	4,548	23,163	0.6	(52.3)	(9.8)
Circulation revenue	11,901	293	12,194	12,574	448	13,022	(5.4)	(34.6)	(6.4)
Other revenue	3,927	1,385	5,312	4,024	844	4,868	(2.4)	64.1	9.1
Total revenue	$34,552	$3,846	$38,398	$35,213	$5,840	$41,053	(1.9)	(34.1)	(6.5)

Operating earnings	$2,685	$380	$3,065	$1,979	$434	$2,413	35.7	(12.4)	27.0

	Two Quarters of 2013 (C)			Two Quarters of 2012 (D)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$85,353	$35,721	$121,074	$64,641	$34,275	$98,916	32.0	4.2	22.4

Operating earnings	$15,608	$6,240	$21,848	$12,549	$7,289	$19,838	24.4	(14.4)	10.1

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$26,903	$3,097	$30,000	$25,981	$6,949	$32,930	3.5	(55.4)	(8.9)
Classified	6,535	923	7,458	7,116	1,363	8,479	(8.2)	(32.3)	(12.0)
National	1,249	-	1,249	1,567	-	1,567	(20.3)	N/A	(20.3)
Direct Marketing	24	-	24	27	-	27	(11.1)	N/A	(11.1)
Total advertising revenue	34,711	4,020	38,731	34,691	8,312	43,003	0.1	(51.6)	(9.9)
Circulation revenue	23,915	649	24,564	24,854	880	25,734	(3.8)	(26.3)	(4.5)
Other revenue	8,978	2,705	11,683	8,680	1,657	10,337	3.4	63.2	13.0
Total revenue	$67,604	$7,374	$74,978	$68,225	$10,849	$79,074	(0.9)	(32.0)	(5.2)

Operating earnings	$3,506	$432	$3,938	$2,848	$309	$3,157	23.1	39.8	24.7

(A) 2013 second quarter: April 1, 2013 to June 30, 2013
(B) 2012 second quarter: March 26, 2012 to June 24, 2012
(C) 2013 two quarters: December 31, 2012 to June 30, 2013
(D) 2012 two quarters: December 26, 2011 to June 24, 2012

NOTE:

Broadcasting and publishing segment information is provided to facilitate comparison of our broadcasting and publishing segments results with those of other broadcasting and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

				Table No. 4
Journal Communications, Inc.
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2013	2012	2013	2012

Net earnings	$ 6,601	$ 7,611	$ 10,394	$ 10,530
Provision for income taxes	4,416	5,171	6,946	7,264
Total other expense, net	2,095	678	4,228	1,406
Depreciation	5,053	5,325	10,167	10,665
Amortization	761	568	1,523	949
EBITDA	$ 18,926	$ 19,353	$ 33,258	$ 30,814

Acquisition and integration-related costs	767	381	1,554	436
Impairment of long-lived assets	-	-	238	-
Workforce reduction charges	716	1,014	748	1,052
Adjusted EBITDA	$ 20,409	$ 20,748	$ 35,798	$ 32,302

(A) 2013 second quarter: April 1, 2013 to June 30, 2013
2012 second quarter: March 26, 2012 to June 24, 2012
(B) 2013 two quarters: December 31, 2012 to June 30, 2013
2012 two quarters: December 26, 2011 to June 24, 2012

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, acquisition and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

								Table No. 5
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Second Quarter (A)				Two Quarters (B)
	2013		2012		2013		2012

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$-	*	$-	*	$-	*	$-	*
Dividends on class C common stock	-		464		-		928
Dividends on non-vested restricted stock	-		-		-		-
Total undistributed earnings
Class A and B	6,601	*	6,670	*	10,394	*	8,946	*
Class C	-		435		-		581
Non-vested restricted stock	-	#	42		-	#	75
Net earnings	$6,601		$7,611		$10,394		$10,530

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,247		50,023		50,188		50,190
Impact of non-vested restricted shares	216		-		249		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	50,463	*	50,023	*	50,437	*	50,190	*

Diluted net earnings per share of class A and B:	$0.13	*	$0.13	*	$0.21	*	$0.18	*

* Included in calculation of diluted earnings per share - class A and B

# The two-class method of diluted earnings per share is not applicable for the second quarter and two quarters ended of 2013, therefore undistributed earnings are not allocated to stock other than class A and B.

(A) 2013 second quarter: April 1, 2013 to June 30, 2013
2012 second quarter: March 26, 2012 to June 24, 2012
(B) 2013 two quarters: December 31, 2012 to June 30, 2013
2012 two quarters: December 26, 2011 to June 24, 2012

		Table No. 6
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	June 30, 2013	December 30,
	(unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,898	$2,430
Receivables, net	62,106	65,265
Inventories, net	2,699	2,944
Prepaid expenses and other current assets	4,724	3,980
Syndicated programs	2,391	2,446
Deferred income taxes	2,758	3,053
Total current assets	76,576	80,118
Property and equipment, net	166,528	171,354
Syndicated programs	4,422	5,200
Goodwill	124,430	125,818
Broadcast licenses	135,409	129,566
Other intangible assets, net	61,211	62,734
Deferred income taxes	38,051	43,019
Other assets	6,763	7,994
Total assets	$613,390	$625,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,211	$26,861
Accrued compensation	8,916	10,715
Accrued employee benefits	6,260	5,155
Deferred revenue	16,099	16,277
Syndicated programs	2,234	2,686
Accrued income taxes	1,433	3,756
Other current liabilities	5,344	6,821
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term liabilities	88	126
Total current liabilities	66,241	75,053
Accrued employee benefits	91,558	92,907
Syndicated programs	4,766	5,477
Long-term notes payable to banks	215,450	230,095
Unsecured subordinated notes payable	13,279	13,279
Other long-term liabilities	3,788	3,491
Shareholders' equity	218,308	205,501
Total liabilities and equity	$613,390	$625,803

CONTACT:
Journal Communications, Inc.
Andre Fernandez
President & Chief Financial Officer
414-224-2884